Exhibit 99.1

Marin Software Appoints Diena Lee Mann to Board of Directors

Experienced product executive tapped to expand the board’s retail and technical expertise

SAN FRANCISCO, CA October 20, 2021 — Marin Software Incorporated (NASDAQ: MRIN), a leading provider of cross-channel, cross-device, enterprise marketing software for advertisers and agencies, today announced that software and product management executive Diena Lee Mann has joined the company’s Board of Directors.

Ms. Mann is currently the Vice President of Product at SoundCommerce, a SaaS data platform company for the retail industry vertical that enables enterprise cloud data warehouses for brands. Previously, Ms. Mann was the CEO of Red Sky Blue Water (a subsidiary of iLink Digital), a marketing agency specializing in channel partner programs. Prior to that, she was the Vice President of Digital Transformation at iLink Digital, a global B2B enterprise technology consulting company. In addition, she spent time as an independent product strategy consultant for growth stage venture-backed startups. Ms. Mann started her career in technology as Co-Founder & Managing Partner of Tyemill, an ecommerce and software development services company.

Ms. Mann serves on the board of Seattle Symphony, a leading arts non-profit, where she is currently Vice Chair of the organization, Chair of the Equity (DEI) Committee, and is a member of the Finance Committee. She holds a B.S. in Statistics and M.A. in Applied Statistics from the University of Michigan. Ms. Mann brings to Marin’s Board her strategic product leadership and technical expertise of B2B analytics and automation software and solutions for retail, financial services, and marketing.

“We are very pleased to have Diena as a member of our Board of Directors,” said Chris Lien, CEO of Marin Software. “Her deep experience and knowledge of the retail world, product management and digital marketing will benefit Marin and provide valuable guidance to our team and customers.”

“As digital advertising gets more complex and retail media grows, Marin has an incredible opportunity to help advertisers get the most from their digital advertising investment,” said Mann. “I’m honored to join Marin’s Board of Directors, and I’m excited to work with the executive team to build on the MarinOne platform and accelerate innovation.”

“As an outstanding software executive with deep product expertise, we are pleased to welcome Diena to the Marin Board of Directors,” said Gordon Crovitz, lead independent director on Marin’s Board. “We are fortunate to be able to benefit from Diena's knowledge and perspective.”

About Marin Software

Marin Software Incorporated’s (NASDAQ: MRIN) mission is to give advertisers the power to drive higher efficiency and transparency in their paid marketing programs that run on the world’s largest publishers. Marin Software offers a unified SaaS advertising management platform for search, social, and eCommerce advertising. The Company helps digital marketers convert precise audiences, improve financial performance, and make better decisions. Headquartered in San Francisco with offices worldwide, Marin Software’s technology powers marketing campaigns around the globe. For more information about Marin Software, please visit www.marinsoftware.com.

Media Contact

Wesley MacLaggan

Marketing, Marin Software

(415) 399-2580

press@marinsoftware.com